UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 8, 2014

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Wednesday, January 8, 2014 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing three directors of the Company;

2. Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

3. Approving The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers;

4. Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2014; and

5. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 13, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett Secretary

Lake Oswego, Oregon

November 20, 2013

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 8, 2014: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

PROXY STATEMENT

2014 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2014 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Wednesday, January 8, 2014 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being mailed to shareholders on or about November 20, 2013.

VOTING

Holders of record of our Common Stock at the close of business on November 13, 2013, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 13, 2013, there were 28,071,146 shares of Common Stock outstanding and entitled to vote, and a majority, or 14,035,574 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections, the advisory vote on executive compensation and approval of the Company’s Umbrella Performance-Based Plan for Executive Officers are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently comprises ten directors. The directors are divided into three classes, with an approximately equal number of directors in each class. One class is elected each year for a three-year term. The three nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class II directors to serve until the Annual Meeting of Shareholders in 2017, or until their respective successors are elected and qualified, are Graeme A. Jack, Victoria McManus and Wendy L. Teramoto. Current Class II director Benjamin R. Whiteley is not standing for re-election as a director.

The Board has been decreased to nine members effective as of the date of the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees for director receiving the highest number of votes will be elected to the Board of Directors.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of each of Mr. Jack, Ms. McManus and Ms. Teramoto. Unless marked otherwise, proxies received will be voted FOR the election of the three nominees.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election
Class II
Graeme A. Jack(1)(2)	62	Director	2006	2014
Victoria McManus(1)(2)(3)	58	Director	2009	2014
Wendy L. Teramoto	39	Director	2009	2014

Directors Continuing in Office
Class III
William A. Furman	69	President, Chief Executive Officer and, effective January 8, 2014, Chairman of the Board of Directors	1981	2015
C. Bruce Ward	83	Director	1994	2015
Charles J. Swindells(2)(3)	71	Director	2005	2015
Class I
Duane C. McDougall(1)(2)(3)	61	Director and, effective January 8, 2014, Lead Director	2003	2016
A. Daniel O’Neal, Jr.	77	Director	1994	2016
Donald A. Washburn(1)(2)(3)	69	Director	2004	2016

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

William A. Furman, President, Chief Executive Officer and, effective January 8, 2014, Chairman of the Board of Directors. Mr. Furman has served as a member of the Board since 1981 and as the Company’s President and Chief Executive Officer since 1994. He was elected Chairman of the Board of Directors in October 2013, to be effective as of the date of the 2014 Annual Meeting. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Furman to continue to serve as a director of the Board.

Graeme A. Jack, Director. Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is also an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Singapore Stock Exchange listed Hutchison Port Holdings Trust. He also serves as an independent trustee for Hutchison Provident Fund and Hutchison Provident and Retirement Plan, two retirement plans established for employees of Hong Kong Stock Exchange listed Hutchison Whampoa Limited. Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Jack to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Duane C. McDougall, Director and, effective January 8, 2014, Lead Director. Mr. McDougall has served as a member of the Board since 2003. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as Chairman of the Board of Boise Cascade and as a Director of StanCorp Financial. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011; as a Director of Cascade Corporation until its sale in 2013; and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. McDougall to continue to serve as a director of the Board.

Victoria McManus, Director. Ms. McManus has served as a member of the Board since July 2009. From September 2008 to the present, Ms. McManus has worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the U.S. Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position as President of their Rail Division. Ms. McManus brings railcar leasing and executive leadership expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. McManus to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

A. Daniel O’Neal, Jr., Director. Mr. O’Neal has served as a member of the Board since 1994. He also served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal serves as an advisor to the Company regarding strategic relationships within railroad and supplier industries and with the federal government, a position he held from 1997 until January of 2011 as an employee of the Company and as a consultant to the Company thereafter. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985, he has served in various executive positions with the Company, including as Chairman of Greenbrier Intermodal from 1984 to 1994, Chairman of Autostack from 1989 to 1996 and Chairman of Greenbrier Logistics from 1996 to 1997. Prior to joining the Company in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of various non-profit organizations. Mr. O’Neal brings transportation industry, governmental relations and regulatory affairs expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. O’Neal to continue to serve as a director of the Board.

Wendy L. Teramoto, Director. Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Managing Director at WL Ross & Co. LLC and has been with WL Ross & Co. LLC in various capacities since 2000. Ms. Teramoto is also a director of DSS Holdings GP Limited, a global shipping company. She was previously a director of International Coal Group, Inc. from 2004 to 2011, at which point it was acquired by Arch Coal, Inc. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto holds a B.S. in Accounting from the University of Colorado at Boulder. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Teramoto to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Charles J. Swindells, Director. Mr. Swindells has served as a member of the Board since September 2005. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company. Mr. Swindells brings financial and global business expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Swindells to continue to serve as a director of the Board.

C. Bruce Ward, Director. Mr. Ward has served as a member of the Board since 1994. He has also served as a consultant to the Company since 2005. Mr. Ward served as Chairman of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company. Mr. Ward brings operational and railcar manufacturing expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Ward to continue to serve as a director of the Board.

Donald A. Washburn, Director. Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as a trustee of LaSalle Hotel Properties, and a director of Key Technology, Inc. and Amedisys, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn to continue to serve as a director of the Board.

Board Committees, Meetings and Charters

During the year ended August 31, 2013, the Board of Directors held eight meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. Effective January 8, 2014, the Board has designated the Lead Director to preside at the regularly scheduled meetings of the non-management directors.

Ms. McManus and Messrs. McDougall and Washburn are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Whiteley also serves on each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors until the expiration of his term at the 2014 Annual Meeting. Mr. Swindells is a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Jack is a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, and Mr. McDougall is the Chairman of the Audit Committee. During the year ended August 31, 2013, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held five meetings and the Compensation Committee held six meetings. All incumbent directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the SEC and the corporate governance standards applicable to companies listed on the NYSE. The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws.

Board Leadership and Structure

The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

Mr. Whiteley is not standing for re-election as a director of the Company, and will cease being Chairman of the board as of the 2014 Annual Meeting. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure for the Company is to combine the roles of the Chief Executive Officer and Chairman of the Board. Mr. Furman has been appointed as Chairman of the Board effective as of the 2014 Annual Meeting.

In his position as Chief Executive Officer, Mr. Furman will be responsible for the day to day leadership and performance of the Company. In his role as Chairman of the Board, Mr. Furman will set the strategic priorities for the Board of Directors, preside over its meetings, and communicate its recommendations, decisions, and guidance to the other members of senior management. The Board of Directors believes that the combination of these two roles with Mr. Furman will further enhance consistent communication and coordination throughout the organization, and provide an effective and efficient implementation of corporate strategy. In addition,

Mr. Furman is the most knowledgeable member of the board of directors regarding the Company’s business, challenges, and the risks the Company faces. In his role as Chairman, Mr. Furman will be able to facilitate the board’s oversight of those matters most effectively.

In connection with the appointment of Mr. Furman as Chairman of the Board, the Board has established a Lead Director position, to be appointed by the Board at such times as the Chairman of the Board is not an independent director. The Board has appointed Duane C. McDougall to be Lead Director, such appointment to be effective at the 2014 Annual Meeting. The Lead Director, among other things, will serve as a representative for the independent directors and preside at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee directors.

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees certain risks related to the Company’s strategic risk, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction, other than the transaction involving Ms. McManus which is described below under “TRANSACTIONS WITH RELATED PERSONS — Warrant Agreement.” None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended August 31, 2013.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the SEC and the corporate governance standards applicable to companies listed on the NYSE. Applying the NYSE definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Jack, McDougall, Swindells, and Washburn and Ms. McManus. In evaluating independence, the Board took into consideration the fact that Ms. McManus exercised in 2013 warrants acquired by Ms. McManus in connection with the Company’s previously outstanding debt instruments which were originally issued to WLRCo. The transaction is more fully described below under “TRANSACTIONS WITH RELATED PERSONS — Warrant Agreement.”

During 2013, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Background in manufacturing, transportation or related industries

•	Continuing activity in the business community

•	Demonstrated wisdom and maturity

•	Diversity considerations

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee considers diversity of race, ethnicity, gender, age, cultural background, geography and professional experience in evaluating candidates for board membership. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the constitution of the Board of Directors is diversified across financial, accounting, legal and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing and the rail supply industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company. Subsequent to the end of fiscal 2013, the Board adopted an age limit pursuant to which no director may be nominated for election or elected to the Board of Directors if such director’s age would be greater than 77 at the time of election.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. Nine of the Company’s directors attended the annual meeting of shareholders held on January 9, 2013.

TRANSACTIONS WITH RELATED PERSONS

Wendy L. Teramoto, a member of the Company’s Board of Directors, is a Managing Director of WL Ross & Co. LLC (“WLRCo”) and an executive officer of other of its affiliates with whom the Company has engaged in certain transactions as described below. Ms. Teramoto is an executive officer of WLRCo and other of its affiliates, including WLR Inc., WL Ross-Greenbrier Rail I LLC (“Rail I”), and WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”). Ms. Teramoto is also a member of the investment committee that manages WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”). Recovery Fund and Parallel Fund previously owned warrants to purchase Common Stock of the Company that were subsequently exercised during 2013 as described below under “Warrant Agreement.” Parallel Fund and Recovery Fund are shareholders of WLR Greenbrier Rail Inc. (“WLR Inc.”).

Warrant Agreement

On June 10, 2009, the Company entered into a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”) pursuant to which the Company issued warrants (the “Warrants”) to purchase an aggregate of 3,377,903 shares of the Company’s Common Stock. The Warrants were issued in conjunction with the Company’s entry into a Credit Agreement with Recovery Fund and Parallel Fund and an Investor Rights and Restrictions Agreement, described below (the “WL Ross transaction”); the Company pre-paid all outstanding obligations under the Credit Agreement on June 30, 2011, thereby terminating its obligations thereunder. As of June 10, 2009, Recovery Fund and Parallel Fund held, in the aggregate, Warrants to purchase 3,276,566 shares of Common Stock. In connection with Victoria McManus’ 3% participation in the WL Ross transaction, WLRCo and its affiliates transferred the right to purchase 101,337 shares of Common Stock under the warrant agreement to Ms. McManus, a director of the Company.

The initial exercise price of the Warrants was $6.00 per share and was subsequently adjusted to $5.96 per share and the aggregate number of shares that could be purchased under the warrants was adjusted from 3,377,903 to 3,401,095 as a result of an automatic adjustment following the Company’s equity offering in December 2010. Had they not been exercised, the Warrants would have expired on June 10, 2014. A Holder had the option to pay the exercise price of the Warrants in cash or by cashless exercise.

On November 14, 2011, Recovery Fund and Parallel Fund exercised Warrants to purchase 2,144,390 shares of Common Stock. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and an aggregate of 1,482,341 shares of Common Stock were issued. The shares of Common Stock issued upon the exercise were subsequently sold by Recovery Fund and Parallel Fund. Recovery Fund and Parallel Fund exercised their remaining Warrants to purchase 1,154,672 shares of Company’s Common Stock on July 10, 2013. The Warrants were exercised on a cashless basis, resulting in no net proceeds to the Company and the issuance of an aggregate of 862,400 shares of Common Stock. Recovery Fund and Parallel Fund immediately sold 431,200 shares of Common Stock issued upon the exercise and sold the remaining 431,200 shares of Common Stock issued upon exercise of the Warrants on November 6, 2013.

On April 18, 2012, Ms. McManus exercised Warrants to purchase 20,000 shares of Common Stock in a cashless net exercise. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and an aggregate of 13,973 shares of Common Stock were issued. Ms. McManus exercised her remaining Warrants to purchase 82,033 shares of the Company’s Common Stock on November 29, 2012. The Warrants were exercised on a cashless basis, resulting in no net proceeds to the Company and the issuance of an aggregate of 51,666 shares of Common Stock. On April 22, 2013, Ms. McManus sold 13,973 shares of Common Stock issued upon exercise of the Warrants. On November 12, 2013, Ms. McManus sold 45,000 shares of Common Stock issued upon exercise of the Warrants and continues to hold 6,666 shares of Common Stock issued upon exercise of the Warrants.

Investor Rights and Restrictions Agreement

On June 10, 2009, the Company entered into the Investor Rights and Restrictions Agreement, dated as of June 10, 2009, among the Company, the Investors, WLRCo, and the other holders from time to time party thereto (the “Investor Agreement”). The Investor Agreement contains provisions entitling members of the WLR Group to registration rights and placing certain obligations and restrictions on members of the WLR Group with respect to voting in the election of directors and on other corporate governance matters.

Railcar Leasing Portfolio Transaction

On April 29, 2010, Rail I, created for the purpose of acquiring railcar assets in North America to be exclusively managed by subsidiaries of the Company, acquired a lease portfolio of nearly 4,000 railcars valued at approximately $256 million. Rail I is owned by affiliates of WLRCo, of which Ms. Teramoto, a director of the Company, is a Managing Director.

In connection with the acquisition of the lease portfolio of nearly 4,000 railcars, on April 29, 2010, Greenbrier Leasing Company LLC (“GLC”) and Greenbrier Management Services, LLC (“GMS”), subsidiaries of the Company, entered into certain agreements with affiliates of Wilbur L. Ross, Jr., Parallel Fund and Recovery Fund: a Contract Placement Agreement, an Advisory Services Agreement, a Syndication Agreement, a Railcar Remarketing and Management Agreement and a Line of Credit Participation Letter Agreement.

Pursuant to the Contract Placement Agreement between WLR Inc. and GLC, GLC paid WLR Inc. a fee of approximately $6 million as an inducement to cause WLR Inc., or WLR Inc. to cause its affiliates, to enter into the Advisory Services Agreement, the Syndication Agreement, the Railcar Remarketing and Management Agreement and the Line of Credit Participation Letter Agreement.

Under the Railcar Remarketing and Management Agreement (the “Management Agreement”) GMS was appointed exclusive manager and remarketer of the portfolio of railcars, and will receive a management fee to be set forth in agreed upon supplements to the Management Agreement. Pursuant to the initial supplement for the nearly 4,000 railcars, GMS will receive a management fee equal to a percentage of gross revenues generated by the railcar leases and gross proceeds from the sale of railcars. Unless terminated earlier in certain circumstances, each supplement terminates on either the date set forth in the supplement or when all railcars under the Supplement are disposed. The term of the initial supplement is 25 years. GLC has provided a performance guaranty for performance of GMS under the Management Agreement. GMS previously provided limited management services for the former owners of approximately 2,500 of such 4,000 railcars.

Under the Syndication Agreement GLC was appointed as the exclusive agent for the purpose of seeking investors to purchase an interest in a portion of WLR Inc.’s interest in, or newly issued equity interests of, WLR Inc.’s subsidiary, Holdings, the parent corporation of Rail I. In return, GLC will receive a fee customary in the industry to be mutually agreed upon by the parties. The term of the Syndication Agreement continues until the earlier of liquidation or dissolution of Holdings, any sale of all of WLR Inc.’s interest in Holdings or any foreclosure by the senior lenders on the assets of Rail I.

Under the Advisory Services Agreement GLC was appointed as an exclusive consultant to WLR Inc. to provide WLR Inc. advice with respect to the railcar industry, including the railcar leasing industry and other matters. GLC shall receive incentive compensation equal to a percentage, which may increase in certain circumstances, of the distributions of Holdings to WLR Inc. related to the performance of the railcar leasing portfolios owned by its subsidiaries. In addition, GLC is entitled to a success fee payable upon closing of an issuance, sale or other transfer of any interests of Holdings or Rail I to a third party equal to a percentage of the amount paid by such third party for the interest, less certain expenses. The term of the agreement continues until the sale, liquidation or dissolution of Holdings and Rail I. WLR Inc. may also engage GLC to assist with refinancing indebtedness of Rail I in which case GLC shall be appointed as the exclusive consultant.

GLC has the right to participate in up to $2.625 million of funding in certain circumstances under the Line of Credit Participation Letter Agreement extended by WLR Inc. to Rail I. Since entering into the Line of Credit Participation Letter Agreement, the Company has participated in funding the line of credit in an amount equal to approximately $190,000, of which approximately $32,000 remains outstanding.

The exact dollar value of the above railcar leasing portfolio transactions cannot readily be determined as it is based on a number of variables that have not yet been achieved or measured.

Certain confidential commercial and financial information regarding the agreements related to the railcar leasing portfolio transactions described above has been omitted and such information and agreements have been granted confidential treatment by the SEC pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 18, 2010, GLC and WLR Inc. entered into an amendment (“Amendment”) of the Syndication Agreement. Pursuant to the Amendment, GLC paid Holdings a $130,000 fee to delete certain obligations of GLC that would require registration of GLC or its affiliates as a broker dealer under the federal and state securities laws and agreed to pay Holdings reasonable out-of-pocket fees and expenses incurred in connection with the Amendment. GLC will continue to provide certain specialized services to WLR Inc. under the Syndication Agreement, for which WLR Inc. will be compensating GLC upon the terms set forth in the Syndication Agreement.

In connection with certain services originally contemplated by the Syndication Agreement, Holdings entered into an engagement letter dated August 18, 2010 (the “Engagement Letter”) with GSF Capital Markets, LLC (the “Beneficiary”), and the Beneficiary simultaneously entered into a Registered Representative Agreement with an employee of GLC in connection therewith (the “Registered Representative Agreement” and, together with the Engagement Letter, the “Agreements”). Under the Engagement Letter, the Beneficiary will act as placement agent with respect to the sale of membership interests in Holdings. Pursuant to the Amendment, GLC has agreed to indemnify Holdings to the extent Holdings is required to indemnify the Beneficiary under the Engagement Letter. The Beneficiary has made it a condition of the Agreements that the Company also provide a guarantee of the obligations of Holdings pursuant to the Engagement Letter, and on August 18, 2010, the Company entered into a Guaranty (“Guaranty”) for the benefit of the Beneficiary.

Under the Guaranty, the Company guarantees to the Beneficiary the due and punctual performance of all of the obligations of Holdings arising under or pursuant to the Agreements, including payment and indemnity. The Company is contingently liable under the Guaranty and could become directly liable for payment and performance under the Engagement Letter if Holdings defaults on its obligations thereunder. The exact dollar value of the above transactions cannot readily be determined as it is based on a number of variables that have not yet occurred or cannot yet be measured and depends, in part, upon the amount of funds raised by Holdings from a new investor or investors, as contemplated by the Agreements. The Company is unable to determine at this time the maximum potential amount of future payments that the Company could be required to make under the Guaranty. The Company’s liability, if any, under the Guaranty could exceed the ultimate purchase price of the sale of membership interests in Holdings eventually sold. The Company believes the likelihood of the Company being required to make payments pursuant to the Guaranty is remote. For accounting purposes, the Company will be required to establish a fair value on the Guaranty and the Company currently believes the fair value of the Guaranty is immaterial. The Guaranty is accounted for as an “off balance sheet arrangement.”

The Contract Placement Agreement, Advisory Services Agreement, Syndication Agreement, Management Agreement and Line of Credit Participation Letter Agreement were approved by a majority of the disinterested and independent directors of the Company’s Board of Directors on April 28, 2010. The Amendment, the Agreements and the Guaranty described above were ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on November 10, 2010.

WL Ross-Greenbrier Rail I Railcar Lease Renewal

On October 29, 2007, GLC, of which the Company is the sole member, entered into a Master Railcar Lease (the “Railcar Lease”) with The CIT Group/Equipment Financing, Inc., pursuant to which GLC leased a group of railcars for a three-year term expiring on July 31, 2012, which Railcar Lease was subsequently assigned to entities affiliated with Babcock & Brown LP on January 1, 2010 and then subsequently assigned to Rail I in April 2010. Rail I is an affiliate of Wendy Teramoto, a member of the Board of Directors of the Company. On August 1, 2012, GLC and Rail I entered into a renewal of the Railcar Lease (the “Railcar Lease Renewal”) for the lease of a portion of the group of railcars for an additional three-year term. The aggregate lease payments over the three-year term are expected to be less than $10 million. The Railcar Lease Renewal was ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on January 8, 2013.

Aircraft Usage Policy.    William A. Furman, President, Chief Executive Officer and a Director of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2013, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating $154,000.

Indebtedness of Management.    Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy.    We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

The following are executive officers of the Company:

William A. Furman, 69, is President, Chief Executive Officer and a director of the Company, positions he has held since 1994. Mr. Furman has been appointed as the Chairman of the Board of Directors of the Company effective as of the 2014 Annual Meeting. Mr. Furman was Vice President of the Company, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 58, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining the Company, Mr. Baker held corporate officer positions with Lattice Semiconductor Corporation since 1997.

Alejandro Centurion, 57, is President of North American Manufacturing Operations, a position he has held since May of 2007. Mr. Centurion joined the Company in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

Adrian J. Downes, 50, is Senior Vice President and Chief Accounting Officer, a position he has held since March 2013. Prior to joining the Company, Mr. Downes served as Executive Vice President and Chief Financial Officer for Knowledge Universe from April 2010 to September 2012 and Group Vice President and Controller for SUPERVALU Inc. from June 2006 to July 2009 and Group Vice President and Controller for Albertson’s, Inc. from June 2004 to June 2006.

William G. Glenn, 52, is Senior Vice President and Chief Commercial Officer, a position he has held since June 2009. Effective in 2013, Mr. Glenn also has operational responsibilities within the Company’s Wheels, Repair & Parts segment. Prior to becoming Senior Vice President, Mr. Glenn was Vice President of Corporate Development and Staff, a position he had held since April 2007. Prior to joining the Company, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007.

Walter T. Hannan, 56, is Senior Vice President Human Resources and Chief Human Resources Officer, a position he has held since February 2012. Prior to joining the Company Mr. Hannan was Vice President and Chief Human Resources Officer with Electro-Motive Diesel, Inc. from July 2005 through August 2011 and held corporate officers positions with Silgan Closures (USA) and various predecessor organizations from 1998 to 2004.

Lorie L. Leeson, 46, is Senior Vice President, Corporate Finance and Treasurer, a position she has held since October 2012. Prior to becoming Senior Vice President she was Vice President, Corporate Finance and Treasurer since June 2009. Prior to becoming Treasurer, Ms. Leeson was Vice President Corporate Finance and Assistant Treasurer since November 2007 and Assistant Vice President, Corporate Finance since 2004.

Maren J. Malik, 62, is Vice President of Administration of the Company, a position she has held since June 1991. Prior to 1991 Ms. Malik served in various financial and management positions for the Company’s predecessor company.

Anne T. Manning, 50, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 56, is Executive Vice President and Chief Financial Officer, a position he has held since January 2008. Prior to becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001. From 1990 until 1994, he was Vice President of Greenbrier Leasing Company LLC.

James T. Sharp, 59, is President of Greenbrier Leasing Company LLC, a position he has held since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

Executive Compensation

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Although much of the discussion in this Executive Compensation section also applies to all of our senior executives, the following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2013, and the other three most highly compensated individuals who were serving as executive officers as of the last day of fiscal 2013 (each, an “NEO” and collectively, the “NEOs”). We had six NEOs for fiscal 2013, as defined under SEC rules, because Timothy A. Stuckey, who retired as President of Greenbrier Rail Services and as an executive officer of the Company effective June 30, 2013, was one of our top three highest paid executive officers (other than the CEO and CFO) based on his total compensation during fiscal 2013, although he was not serving as an executive officer as of the last day of fiscal 2013. Mr. Stuckey remained as a non-executive employee of the Company through August 28, 2013. For fiscal 2013, our NEOs are:

•	William A. Furman, President and Chief Executive Officer;

•	Mark J. Rittenbaum, Executive Vice President and Chief Financial Officer;

•	Alejandro Centurion, President, Greenbrier North American Manufacturing Operations

•	William G. Glenn, Senior Vice President and Chief Commercial Officer

•	James T. Sharp, President, Greenbrier Leasing Company LLC

•	Timothy A. Stuckey, former President, Greenbrier Rail Services

The compensation and benefits provided to our NEOs in fiscal 2013 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Response to 2013 Say-on-Pay Vote

At our 2013 annual meeting, our second advisory vote on executive compensation passed by a vote of approximately 90% of votes cast, a significant improvement over the 52% favorable vote in 2012. We believe that the improved result in 2013 is a direct result of the actions we took in 2012 in response to the feedback we received from shareholders. Those actions included eliminating all tax-gross-up payments under the Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified

“single trigger” change of control provisions in agreements with the Company’s executive officers; and adopting stock ownership guidelines for our executive officers and non-employee directors. During 2013 we adopted an incentive compensation claw-back policy, described in greater detail below, in response to shareholder concerns expressed following our 2013 annual meeting about the lack of such a policy. In addition, we amended the 2010 Amended and Restated Stock Incentive Plan to eliminate certain features that we do not utilize in our equity incentive program, and that are considered disfavored practices, including authority to grant re-load stock options, stock option and stock appreciation rights share recycling, cash-out of underwater stock options, company loans to pay stock option exercise price, and automatic vesting of stock options in a change of control.

Summary of Executive Compensation Practices in Fiscal 2013

Our approach to executive compensation is designed to align our executives’ compensation, including that of the NEOs, with shareholder interests and corporate and business unit goals while concurrently encouraging executive achievement, retention and engagement. Our executive compensation program is composed of base salary, short-term cash incentive bonuses, long-term equity incentives, employee benefits and limited perquisites, and retirement and other separation of service benefits.

Executive compensation for fiscal 2013 was consistent with the objectives of our compensation philosophy of relating total executive compensation to actual achievement of business performance goals and objectives and increased shareholder value. The Company achieved financial results during fiscal 2013, excluding non-recurring impairment and restructuring charges, comparable to the record levels of revenue and earnings achieved during fiscal 2012. However, the Company did not achieve its working capital goals. As a result, the Company will make payments to NEOs under the short-term cash incentive program for fiscal 2013 that are less than payments made for 2012, but still substantially higher than 2011 when performance was below target. Performance-based compensation for fiscal 2013 included:

Short-Term Incentives — Cash Bonuses

•

The Compensation Committee established performance goals for fiscal 2013 related to Company Adjusted EBITDA before bonuses and working capital, and pre-tax earnings before bonuses and working capital goals at the business unit level, for purposes of the Company’s short-term cash incentive program for executive officers, including the Company’s named executive officers. Threshold, target and stretch level goals were established for each performance criterion.

•

During fiscal 2013, the Company achieved Adjusted EBITDA before bonuses of $167 million, which exceeded the target level of performance of $160 million, but did not reach the stretch level goal of $190 million, resulting in payouts to executive officer participants at the 123.3% level against the Adjusted EBITDA goal. Performance against the corporate working capital goal was below the threshold level of a $13.8 million improvement in working capital at the corporate level, resulting in no payouts against the corporate working capital goal.

•	At the business unit level:

•

Greenbrier Manufacturing Operations (“GMO”) achieved pre-tax earnings before bonus of $55.7 million, which was between the threshold level of performance of $43.0 million and the target level of performance of $59.7 million, but its working capital threshold goal of $8.1 million was not achieved, resulting in payout to the President of GMO at the 90% level against the GMO pre-tax earnings goal and no payout to the President of GMO against the GMO working capital goal; and

•

Greenbrier Leasing Company (“GLC”) achieved pre-tax earnings before bonus of $57.0 million, which was above the stretch level of performance of $52.9 million, resulting in the maximum 200% level of payout to the President of GLC against the GLC pre-tax earnings goal, but its working capital threshold goal of $0.6 million was not achieved, resulting in no payout to the President of GLC against the GLC working capital goal.

The short-term incentive plan and individual cash bonus awards earned by our named executive officers based on fiscal 2013 performance are discussed in more detail under the heading “Short-Term Incentives — Cash Bonuses,” below.

Long Term Equity Incentive Vesting

•

In May 2011 the Company granted performance-based restricted stock awards to certain of its employees and executive officers, including named executive officers Messrs. Furman, Rittenbaum, Centurion, Glenn, Sharp and Stuckey. Full or partial vesting of seventy percent of the performance-based awards was contingent upon the Company achieving cumulative Adjusted EBITDA over the 30-month period beginning March 1, 2011 and ending August 31, 2013 (the “measurement period”) of not less than a threshold level of $309.6 million, and full or partial vesting of thirty percent of the performance-based awards was contingent upon the Company achieving a reduction in conversion capital (a measure of working capital efficiency) of not less than a threshold level of $86.6 million during the measurement period.

•

On October 28, 2013 the Compensation Committee reviewed the Company’s performance during the measurement period and determined that the Company had achieved performance between the target level of $344 million and the stretch level of $430 million against the Adjusted EBITDA performance target, and did not meet the threshold level of performance of $86.6 million against the working capital performance target, and therefore 98.1% of 2011 performance-based restricted shares vested as of the determination date, October 28, 2013.

Compensation Philosophy and Objectives

Our executive compensation philosophy is that executive pay should be linked to performance of the Company and the individual executives, and should be designed to attract, retain and motivate the executives necessary to accomplish the Company’s business strategy. To achieve these ends, the Compensation Committee believes that:

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•

Incentive compensation should be linked to both Company and individual performance. Individual performance goals should reinforce cooperation and teamwork in achieving business success. Company performance goals should be responsive to the Company’s cyclical business environment.

•	Incentive compensation should strike a balance between short-term and long-term performance.

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees and should reflect position and responsibility.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	Administrative costs should be minimized through simplified program structures.

•	The tax deductibility of compensation should be maximized where possible consistent with the overall goals of the compensation program.

The Compensation Committee regularly reviews the Company’s executive officer compensation strategy and philosophy in consultation with its compensation consultant, Mercer (US) Inc. (“Mercer”), and determines whether to make modifications to the Company’s executive compensation program, in order to provide total compensation that is competitive in the market and reflects business performance.

Compensation Decision-Making Process

Compensation Committee and its Role

The Compensation Committee of the Board of Directors determines the compensation of our executive officers, including our NEOs, and oversees our executive compensation and benefits plans and practices.

The Compensation Committee establishes performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Compensation Committee evaluates the CEO’s performance against these goals annually with input to the evaluation from all independent directors, and determines the CEO’s compensation level based on the CEO’s performance. The Compensation Committee solicits input from the CEO when making compensation decisions for senior executives (other than the CEO). The Compensation Committee also considers market data provided by its independent consultant, and comparisons of our performance to our peers.

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

Management’s Role

The CEO recommends to the Compensation Committee individual performance goals and objectives for the executive officers (other than the CEO), and presents his conclusions and recommendations to the Compensation Committee regarding base salary adjustments, short-term incentive award amounts, and restricted stock or stock unit award amounts for each executive officer (other than the CEO).

The CEO, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Human Resources Officer, Senior Vice President and General Counsel, and Vice President of Administration present and make recommendations to the Compensation Committee relating to executive benefits, supplemental retirement and deferred compensation plans, and long-term incentive plan design and changes, if warranted.

Compensation Consultant’s Role

The Compensation Committee engaged Mercer in 2013 to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2013: (i) advice on 2013 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2013 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) market data and recommendations on director compensation; and (v) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

Market Analysis

In establishing compensation for our NEOs, the Compensation Committee takes into account compensation levels at similarly situated companies for similar positions, referred to as our “peer group,” as a reference point to assist in determining adjustments to base salaries, short-term cash incentive opportunities, and restricted stock grant awards. The Compensation Committee uses benchmarking as a tool and a point of reference for measurement when applying its judgment in determining executive pay. Benchmarking helps the Compensation Committee assess whether the individual pay components and total compensation of our NEOs are appropriate and competitive when compared to industry standards. During fiscal 2013 the Compensation Committee, in consultation with Mercer, updated its peer group to more closely align with the Company’s lines of business. The Company’s current peer group includes the fifteen companies listed in the table below, which include three direct peers in the railcar industry;1 four heavy manufacturing companies;2 four after-market products companies;3 one transportation company;4 and three companies that lease high-value equipment.5

PEER GROUP COMPANIES

Company	Annual Revenue (Dec 2012) (MM)	GIC Sub-Industry
American Railcar Industries[1]	$712	Construction & Farm Machinery & Heavy Trucks
Astec Industries[2]	$936	Construction & Farm Machinery & Heavy Trucks
Columbus McKinnon[2]	$612	Industrial Machinery
FreightCar America[1]	$677	Construction & Farm Machinery & Heavy Trucks
GATX[5]	$1,243	Trading Companies & Distributors
H&E Equipment Services[5]	$837	Trading Companies & Distributors
Kansas City Southern[4]	$2,239	Railroads
L.B. Foster[3]	$589	Industrial Machinery
Manitowoc[2]	$3,927	Construction & Farm Machinery & Heavy Trucks
Meritor[3]	$4,150	Construction & Farm Machinery & Heavy Trucks
TAL International Group[5]	$589	Trading Companies & Distributors
Trinity Industries[1]	$3,812	Construction & Farm Machinery & Heavy Trucks
WABCO Holdings Inc.[3]	$2,477	Construction & Farm Machinery & Heavy Trucks
Wabash National[2]	$1,462	Construction & Farm Machinery & Heavy Trucks
Wabtec[3]	$2,391	Construction & Farm Machinery & Heavy Trucks
75th Percentile	$2,434
50th Percentile	$1,243
25th percentile	$695
The Greenbrier Companies, Inc. (Aug 2012)	$1,825	Construction & Farm Machinery & Heavy Trucks

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, accumulative realized and unrealized stock option and restricted stock gains, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current contributions by the Company to fund benefits under the Company’s supplemental executive retirement plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the NEOs to facilitate this review.

For the year ended August 31, 2013, Mercer compared the compensation of the Company’s NEOs to benchmarks derived from peer group compensation and data from comparative market surveys. Total compensation for Mr. Furman, Mr. Rittenbaum, Mr. Sharp and Mr. Glenn is at the market median, and is between the market median and 75th percentile for Mr. Centurion and Mr. Stuckey.

Compensation Program Elements

Our executive compensation program consists of: (i) base salary; (ii) variable annual cash incentives that reward NEOs for the achievement of short-term performance goals which are designed to enhance long-term shareholder value; (iii) long-term incentives in the form of restricted stock or stock unit awards that align the interests of NEOs with shareholders and serve as retention incentives; (iv) reasonable, competitive benefits and perquisites; and (v) reasonable, competitive retirement and other separation of service benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

Base Salary

Our executive officers are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, business performance, and labor market conditions and by reference to market median salary levels. Our NEOs’ salaries are reviewed periodically and adjusted as warranted by competitive market information and individual performance. The Compensation Committee reviewed the analysis of peer group data presented by Mercer and management’s recommendations regarding individual performance, and approved upward adjustments of approximately 5% to the base salaries of each of our NEOs effective January 1, 2013 as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary
William A. Furman	$750,000	$788,000
Mark J. Rittenbaum	$375,000	$394,000
Alejandro Centurion	$375,000	$394,000
William G. Glenn	$305,000	$320,000
James T. Sharp	$265,000	$278,000
Timothy A. Stuckey	$275,000	$289,000

Short-Term Incentives — Cash Bonuses

Under our 2013 annual incentive program for executive officers, the Compensation Committee established performance-based annual bonuses to encourage executive officers, including our NEOs, to focus on achieving Company-wide or business-unit financial performance goals and personal goals. Payment of executive officer bonuses is contingent on the Company achieving a threshold level of Corporate Adjusted EBITDA. Mr. Stuckey, former President of Greenbrier Rail Services, was not eligible to receive an incentive bonus due to his retirement prior to the fiscal year end.

The Compensation Committee established Corporate Adjusted EBITDA and Corporate Working Capital performance goals for our NEOs whose responsibilities span the entire Company, namely Mr. Furman, Mr. Rittenbaum and Mr. Glenn. For those NEOs who head specific business units, namely Mr. Centurion (Greenbrier Manufacturing Operations, “GMO”) and Mr. Sharp (Greenbrier Leasing Company, “GLC”), in addition to the Corporate Adjusted EBITDA goal, the Compensation Committee established Unit Pre-Tax Earnings and Unit Working Capital performance goals tied to the specific business unit headed by each such NEO.

Corporate-Wide Performance Goals

Corporate Adjusted EBITDA is defined as EBITDA (before bonuses) as reported in the Company’s quarterly financial disclosures, as adjusted for special and non-recurring items, in the discretion of the Compensation Committee. For annual incentive program purposes, the target level of Corporate Adjusted EBITDA for 2013 was set at $160 million, the threshold level was set at $115 million, and the stretch level was set at $190 million. In establishing Corporate Adjusted EBITDA for fiscal 2013, the Compensation Committee determined to exclude $78.3 million in special and non-recurring expenses, from EBITDA as reported in our financial disclosures, relating to non-cash charges for goodwill impairment and for restructuring in our GRS business unit.

Working Capital improvement goal is defined in terms of increased efficiency in usage of working capital measured by (i) the number of days it takes to convert working capital (accounts receivable, inventory and accounts payable) to cash in each of our business segments (excluding our European operations), taking into account the ramping up of business activities, multiplied by (ii) the theoretic working capital per day employed in each of these operations. The target level of performance for Corporate Working Capital improvement was set at $16.6 million, the threshold level was set at $13.8 million, and the stretch level was set at $21.2 million.

Business Unit Performance Goals

Unit Pre-Tax Earnings is defined as earnings derived from the activities of the respective business units, before taxes and bonuses, and excluding any allocation of corporate overhead.

For GMO, the Unit Pre-Tax Earnings target performance level was set at $59.7 million, threshold was set at $43.0 million, and stretch was set at $71.0 million. For GLC, the Unit Pre-Tax Earnings target performance level was set at $44.5 million, threshold was set at $32.0 million, and stretch was set at $52.9 million.

The target level of performance for Unit Working Capital improvement at GMO was set at $9.7 million, the threshold level was set at $8.1 million, and the stretch level was set at $12.4 million. The target level of performance for Unit Working Capital improvement at GLC was set at $0.8 million, the threshold level was set at $0.6 million, and the stretch level was set at $1.0 million.

Personal Performance Goals

In order to motivate NEOs to attain specific goals in support of the Company’s strategic plans and priorities, the Compensation Committee established personal goals for each NEO. We do not disclose the metrics for evaluating achievement of the personal goals because our specific metrics for personal performance goals involve confidential commercial and financial information, disclosure of which would result in competitive harm to the Company by providing our competitors with insight into our confidential planning process and operational, strategic and growth plans. We set personal goals at levels that the Compensation Committee considered challenging but achievable based on conditions at that time. We set goals that were sufficiently challenging to maximize performance of the Company’s employees, but that were sufficiently achievable to motivate our employees to perform at high levels. The Compensation Committee determined that the expected probability of achieving the target levels for each of the personal performance goals described above was 80%.

Mr. Furman’s goals included strategic expansion, reorganization, and human resources recruitment and development goals. Mr. Rittenbaum’s goals included development of tax planning capability, recruitment and hiring of a chief accounting officer, participation in an accretive transaction and personal training. Mr. Centurion’s goals included production expansion, safety and quality improvements, and strengthening of the Gunderson GIMSA organization. Mr. Glenn’s goals included railcar sales and leasing goals, wheels, repair shop and parts revenue and margin goals, and European operations EBITDA goals. Mr. Sharp’s goals included management development, railcar leasing goals, and capital raising goals.

Individual Award Opportunities

The individual target award opportunities are a percentage of base salary earned during the fiscal year. Actual payouts may be above or below the target award opportunity based on a combination of performance against the financial goals, with Corporate Adjusted EBITDA weighted 75% and Corporate Working Capital weighted 25% for Messrs. Furman, Rittenbaum and Glenn. For Mr. Centurion, Corporate Adjusted EBITDA weighted 30%, Unit Pre-Tax Earnings weighted 45% and Unit Working Capital weighted 25%. For Mr. Sharp, Corporate Adjusted EBITDA weighted 35%, Unit Pre-Tax Earnings weighted 55% and Unit Working Capital weighted 10%. Payout amounts are established at threshold, target and stretch levels of performance, and are interpolated for performance between such levels. Threshold is set at 60% of the Target and Stretch is set at 200% of the Target. The potential payment levels for each NEO based on financial performance goals, as a percentage of base salary were as follows:

Named Executive Officer	Performance Level
	Threshold (as a % of base salary earned)	Target (as a % of base salary earned)	Stretch (as a % of base salary earned)
William A. Furman	60%	100%	200%
Mark J. Rittenbaum	42%	70%	140%
Alejandro Centurion	48%	80%	160%
William G. Glenn	42%	70%	140%
James T. Sharp	42%	70%	140%

In addition, each NEO had the opportunity to earn up to an additional 25% of his target bonus amount based on achievement of personal goals.

To achieve competitive target total cash compensation levels, the Compensation Committee examines the median of the range of short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at comparable companies. Total target cash compensation for the Company’s NEOs, assuming target performance of corporate and unit performance goals and 80% achievement of personal goals, was at or above the market median for each NEO and was between the market median and 75th percentile overall. The above the median target cash compensation was intended to balance the absence of a bonus program during the historic downturn in 2008 — 2010.

Actual Performance Achieved and Bonuses Awarded

The Company achieved Corporate Adjusted EBITDA for 2013 of $167 million, which fell between the target level of $160 million and stretch level of $190 million of Corporate Adjusted EBITDA performance. The Company performance against its working capital improvements goal fell below the $13.8 million threshold level of Corporate Working Capital performance.

At the business unit level, GMO achieved Unit Pre-Tax Earnings of $55.7 million, which fell between the threshold and target levels of performance, and achieved performance against its Unit Working Capital improvements goal which fell below the $8.1 million threshold level of performance. GLC achieved Unit Pre-Tax Earnings of $57 million, which exceeded the stretch level of performance, and achieved performance against its Unit Working Capital improvements goal which fell below the $0.6 million threshold level of performance.

Based on achievement of financial and personal performance goals during fiscal 2013, our NEOs (other than Mr. Stuckey) were awarded the following cash incentive bonuses:

Named Executive Officer	2013 Cash Incentive Bonus Award
William A. Furman	$866,435
Mark J. Rittenbaum	$313,768
Alejandro Centurion	$310,719
William G. Glenn	$240,345
James T. Sharp	$341,308

Long-Term Incentives — Restricted Stock Unit Awards

The objectives of our long-term incentive program are to link executive compensation and our long-term performance, align key employees with our business strategies and with our shareholders’ interests, and provide opportunity for long-term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively achieve our business objectives.

During 2013 the Compensation Committee determined to begin using restricted stock units (“RSUs”) in place of awards of restricted stock, under our long-term incentive program. The use of RSUs provides tax advantages to recipients and reduces share usage under the Company’s 2010 Restated Stock Incentive Plan through net after-tax settlement of awards. With RSUs, shares are not issued to the recipient unless and until the award vests, at which time one share of stock is issued to the recipient for each unit that vests, referred to as “settlement” of the RSUs. Upon settlement of RSUs, that number of shares with an aggregate fair market value as of the vesting date equal to the minimum income and payroll taxes due on vesting are withheld by the Company, in exchange for the Company paying the equivalent amount in withholding taxes on behalf of the recipient, unless the recipient elects to pay the taxes in cash. The withheld shares are not issued or outstanding. In May 2013, the Compensation Committee granted RSU awards to executive officers, including our NEOs other than Mr. Stuckey. The Compensation Committee did not award any other restricted stock or RSU awards to NEOs during fiscal 2013.

Half of the RSUs granted in each individual restricted stock unit award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting. The time-based RSUs will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based RSUs will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to Adjusted EBITDA and Average Return on Equity (“ROE”) during the 30-month measurement period beginning on March 1, 2013 and ending on August 31, 2015. The performance goals are equally weighted, with vesting of 50% of the performance-based RSUs being dependent upon performance against the Adjusted EBITDA criteria, and vesting of 50% of the performance-based RSUs being dependent upon performance against the Average ROE goal. Vesting of RSUs related to each performance goal will be considered independently.

Threshold, target and stretch performance levels are established for each of the Adjusted EBITDA and Average ROE goals. If the Company achieves the threshold level of performance on a goal, then 50% of the performance-based RSUs tied to that goal will vest. If the Company achieves the target level of performance on a goal, 100% of the performance-based RSUs tied to that goal will vest. Stretch goals also have been established at approximately 125% of the Adjusted EBITDA and Average ROE goals. If the Company achieves a stretch goal, then upon settlement of the RSUs, the Company will issue additional shares of stock to each named executive officer in a number of shares equal to 100% of the number of performance-based RSUs awarded to the named executive officer with respect to such goal, which additional shares will be fully vested when issued. Vesting of RSUs will be interpolated for performance between threshold and target, and any issuance of additional shares will be interpolated for performance between target and stretch goals.

The value of fiscal 2013 RSU awards for Mr. Furman, Mr. Rittenbaum, Mr. Glenn and Mr. Centurion was slightly below the market median, and for Mr. Sharp was between the market median and the 75th percentile. Mr. Stuckey did not receive a RSU award in fiscal 2013 due to his retirement. Our NEOs other than Mr. Stuckey were awarded the following number of RSUs in fiscal 2013:

Named Executive Officer	Fiscal 2013 RSU Awards
	Time-Vested RSUs	Performance-Vested RSUs
William A. Furman	36,671	36,671
Mark J. Rittenbaum	10,063	10,063
Alejandro Centurion	8,954	8,955
William G. Glenn	7,619	7,619
James T. Sharp	6,017	6,018

Executive Retirement and Insurance Benefits

•	Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation Plan which permits participants to elect to defer a portion of their base salary in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and bonus and stock incentive awards, and to direct the investment of amounts credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the Nonqualified Deferred Compensation Plan; none of the NEOs elected to make voluntary contributions to the Nonqualified Deferred Compensation Plan for 2013.

The Company makes discretionary employer contributions on behalf of certain executive officers, including its NEOs other than Mr. Furman and Mr. Glenn, under the target benefit component of its Nonqualified Deferred Compensation Plan, designed to provide supplemental retirement benefits to such executives in an amount equal to 50% of the executive’s final base salary as of the earlier of retirement or age 65. While the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount, no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives, under the target benefit program component of the Nonqualified Deferred Compensation Plan. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the Nonqualified Deferred Compensation Plan.

•	Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees, including its NEOs other than Mr. Furman. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO other than Mr. Furman participates in the executive life insurance program. Mr. Rittenbaum, Mr. Centurion, Mr. Stuckey and Mr. Sharp each have an aggregate death benefit amount of $1 million (including previous executive owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except that Mr. Sharp has a target aggregate after-tax cash surrender value at age 62 of $250,000, and Mr. Glenn has a death benefit amount of $750,000 and a target aggregate after-tax cash surrender value at age 62 of $125,000.

•	Supplemental Retirement Benefit for William A. Furman

Mr. Furman does not receive benefits under the target benefit program component of the Company’s Nonqualified Deferred Compensation Plan. Mr. Furman also does not participate in the Company’s executive life insurance program. Mr. Furman’s sole supplemental retirement income benefit is made under the terms of his employment agreement with the Company, which provides for a supplemental retirement benefit payment of $407,000 per year, payable through the year in which Mr. Furman attains age 70. Mr. Furman’s current age is 69, thus one final retirement benefit payment will be made.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Company does not provide tax gross-ups for perquisites or personal benefits. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive, pursuant to its Executive Home Sale Assistance Program.

Incentive Compensation Claw-Back Policy

During fiscal 2013 the Compensation Committee approved an incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s unanticipated delay in adopting final rules.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers and directors. The Compensation Committee approved Executive Officer Stock Ownership Guidelines, pursuant to which all executive officers and directors of the Company are expected to acquire and retain holdings of Company stock with a value equal to a multiple of base salary, in the case of executives (which multiples range from one to five times base salary depending upon the executive officer’s position with the Company), or three times the annual retainer fee, in the case of directors. Executive officers and directors are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later, and to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to certain “covered employees” (generally the CEO and the three next most highly paid executives other than the Company’s Chief Financial Officer). Although the Company generally structures executive compensation arrangements with the goal of maximizing the tax deductibility of executive compensation, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs.

Umbrella Performance-Based Plan for Executive Officers

During fiscal 2013 the Compensation Committee approved the adoption of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance based awards to executive officers of the Company that may qualify as “performance-based” compensation under Section 162(m). Annual short-term cash incentive awards made under the Company’s bonus program for executive officers, and performance-based restricted stock, restricted stock unit and other equity based awards made under the Company’s 2010 Amended and Restated Stock Incentive Plan may be made pursuant to the terms and conditions contained in the Umbrella Plan.

As noted above, we may not deduct for federal income tax purposes compensation paid to our NEOs (other than the CFO) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one year. However, if we pay compensation that qualifies as “performance-based” under Section 162(m), we may claim a federal income tax deduction for such compensation even if the executive officer’s compensation exceeds $1 million in a single year. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to, and approved by, our shareholders. The Company is submitting the Umbrella Plan for shareholder approval with this proxy statement, in order to satisfy shareholder approval requirements of Section 162(m), with respect to performance-based compensation paid to certain executive officers of the company. The material terms of the Umbrella Plan are summarized in Proposal No. 3.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2013.

October 28, 2013

Graeme A. Jack, Chairman

Duane C. McDougall

Victoria McManus

Charles J. Swindells

Donald A. Washburn

Benjamin R. Whiteley

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended August 31, 2013. As previously noted in the Compensation Discussion and Analysis, we had six named executive officers for fiscal 2013 as a result of Timothy A. Stuckey’s retirement prior to the end of the 2013 fiscal year. The named executive officers for fiscal 2013 are William A. Furman, Mark J. Rittenbaum, Alejandro Centurion, William G. Glenn, James T. Sharp and Timothy A. Stuckey. Mr. Glenn was not a named executive officer in 2011. Mr. Sharp was not a named executive officer in 2011 or 2012. The Company did not grant any stock options to the named executive officers in 2013. The Company does not maintain any defined benefit or actuarial pension plan, and its nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, columns for such elements of compensation are not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Restricted Stock/RSU Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2013	775,333		-0-	1,794,679	866,435	435,760	3,872,207
President and Chief Executive Officer	2012	750,000	(4)	-0-	1,624,800	1,004,648	433,972	3,813,420
	2011	452,813		279,000	1,352,400	-0-	442,630	2,526,843
Mark J. Rittenbaum	2013	387,667		-0-	492,483	313,768	121,300	1,315,218
Executive Vice President and Chief Financial Officer	2012	375,000		-0-	456,975	290,145	93,110	1,215,230
	2011	280,704		97,470	383,200	-0-	41,581	802,955
Alejandro Centurion	2013	387,667		-0-	438,233	310,719	177,839	1,314,458
President, Greenbrier North American Manufacturing Operations	2012	366,667		-0-	406,200	319,013	140,881	1,232,761
	2011	306,094		109,200	287,400	-0-	65,724	768,418

William G. Glenn	2013	315,000		-0-	372,874	240,345	28,889	957,108
Senior Vice President and Chief Commercial Officer	2012	290,000		-0-	365,580	230,904	68,157	954,641
James T. Sharp	2013	273,667		-0-	294,496	341,308	134,140	1,043,611
President, Greenbrier Leasing Company LLC
Timothy A. Stuckey	2013	282,295		-0-	-0-	-0-	203,836	486,131
Former President, Greenbrier Rail Services	2012	275,000		-0-	284,340	234,320	147,016	940,676
	2011	245,136		59,280	239,500	-0-	76,535	620,451

(1)

Represents the aggregate grant date fair value of the shares computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of restricted stock and RSU awards, we assume that no shares or RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($24.47 per share on the May 28, 2013 date of grant), and may not correspond to the actual value that will be recognized by the named executive officers. One-half of each RSU award is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each RSU award is performance-vested. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive additional fully vested shares equal to the number of performance-vested RSUs awarded during fiscal year 2013. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested RSU awards, including such additional shares that may be received if stretch performance is achieved (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2013 would have been 1.5 times the value shown in the table, or $2,692,019 for Mr. Furman, $738,725 for Mr. Rittenbaum, $657,350 for Mr. Centurion, $559,311 for Mr. Glenn, and $441,744 for Mr. Sharp.

(2)

Represents short-term cash incentive bonuses earned by each named executive officer under the executive officer bonus program. See “Compensation Discussion and Analysis — Short-Term Incentives — Cash Bonuses.” Because the Company’s short-term incentive program for fiscal 2011 included substantial discretionary features, short-term cash incentives are reported in the bonus column of the Summary Compensation Table for that year.

(3)

See “All Other Compensation Table for Fiscal 2013” below for detail on amounts included in this column, which include perquisites, the Company’s contributions to the Nonqualified Deferred Compensation Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

(4)

The increase in Mr. Furman’s base salary from 2011 to 2012 is a result of the fact that he voluntarily took a 50% reduction in salary in 2009 during the downturn in the economy, which was partially restored in 2011 and fully restored in 2012, when the Company’s performance significantly recovered.

All Other Compensation Table for Fiscal 2013

Name	Perquisites and Personal Benefits ($)		NQ Deferred Compensation Plan Contributions ($)(1)	401(k) Matching Contributions ($)(2)	Other ($)		Total ($)
William A. Furman	28,760	(3)	-0-	-0-	407,000	(4)	435,760
Mark J. Rittenbaum	755	(3)	112,493	8,052	-0-		121,300
Alejandro Centurion	19,274	(3)	151,502	7,063	-0-		177,839
William G. Glenn	19,191	(3)	-0-	9,698	-0-		28,889
James T. Sharp	13,200	(3)	112,494	8,446	-0-		134,140
Timothy A. Stuckey	20,544	(3)	175,470	7,822	-0-		203,836

(1)

These amounts represent the Company’s contributions under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2013 on behalf of the named executive officers, with respect to the plan year ended December 31, 2012.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)

Includes payments made on behalf of: Mr. Furman of $6,872 for use of a Company car, $15,600 for financial, investment and tax advisors and $6,288 for club dues; Mr. Rittenbaum of $755 for use of a Company car; Mr. Centurion of $13,200 for car allowance, $2,710 for club dues and $3,364 for immigration-related legal expenses for family members; Mr. Glenn of $13,200 for car allowance and $5,991 for club dues; Mr. Sharp of $13,200 for car allowance; and Mr. Stuckey of $13,200 for car allowance and $7,344 for club dues.

(4)

Consists of supplemental retirement benefit of $407,000 provided for under Mr. Furman’s employment agreement. See “Compensation Discussion and Analysis — Executive Retirement and Insurance Benefits — Supplemental Retirement Benefit for William A. Furman.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

Name	Grant Date	Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or RSUs(3) (#)	Grant Date Fair Value of Stock/RSU Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	5-28-13	465,200	775,333	1,744,499	18,336	36,671	73,342	36,671	$1,794,679
Mark J. Rittenbaum	5-28-13	162,820	271,367	610,576	5,032	10,063	20,126	10,063	$492,483
Alejandro Centurion	5-28-13	186,080	310,134	697,801	4,478	8,955	17,910	8,954	$438,233
William G. Glenn	5-28-13	132,300	220,500	496,125	3,810	7,619	15,238	7,619	$372,874
James T. Sharp	5-28-13	114,940	191,567	431,026	3,009	6,018	12,036	6,017	$294,496
Timothy A. Stuckey	N/A	118,564	197,607	444,616	-0-	-0-	-0-	-0-	-0-

(1)

All amounts reported in these columns represent potential payout amounts under the fiscal 2013 annual incentive program for executive officers, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 60% of target amounts; and maximum amounts are equal to 200% of target amounts, plus an amount equal to 25% of the target amounts which can be earned based on personal goals. Actual short-term incentive awards earned during fiscal 2013 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	All amounts reported in these columns represent the portion of RSU awards that are performance-vested. See “Compensation Discussion and Analysis — Long-Term Incentive-Restricted Stock Unit Awards.”

(3)

Represents time-vested RSUs, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change of Control.”

(4)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target number of shares issuable under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the named executive officers except Mr. Glenn. Mr. Glenn does not have an employment agreement with the Company, but is party to a change of control agreement with the Company.

The employment agreements with the named executive officers provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause and provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

On August 29, 2013 the Company entered into a one-year Consulting Agreement with Mr. Stuckey in order to provide an orderly transition of his duties following his retirement. Under the Consulting Agreement, the Company will pay Mr. Stuckey a consulting fee of $12,042 per month and will provide health insurance for Mr. Stuckey and an automobile allowance. Mr. Stuckey will remain bound by a one-year non-competition restriction, commencing at the end of the consulting period. The Consulting Agreement is terminable on 30-days’ notice by either party.

Restricted Stock Unit Awards

During fiscal 2013 the Company granted restricted stock unit awards of 73,342 RSUs to Mr. Furman; 20,126 RSUs to Mr. Rittenbaum; 17,909 RSUs to Mr. Centurion; 15,238 RSUs to Mr. Glenn; and 12,035 RSUs to Mr. Sharp. Each unit represents the right to receive one share of Company stock upon vesting of the unit. Half of the RSUs granted in each individual RSU award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis, under the heading “Long-Term Incentives — Restricted Stock Unit Awards.” Vesting of unvested RSUs will accelerate in the event of termination of the named executive officer’s employment under certain circumstances, as described below.

Acceleration of RSUs Subject to Time Vesting Provisions.    All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will automatically vest upon death, disability or retirement. In addition, all time-based RSUs held by Messrs. Furman, Rittenbaum, Centurion and Sharp will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ employment agreements. In the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment agreements and, in the case of Mr. Glenn, change of control agreement), all time-based RSUs held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will vest, if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective individual agreements).

Acceleration of RSUs Subject to Performance Vesting Provisions.    All unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will automatically vest upon death or disability. In the event that Mr. Furman, Mr. Centurion, Mr. Rittenbaum, Mr. Glenn or Mr. Sharp retires prior to the end of the 30-month performance period, the performance-based RSUs held by such executive will continue to vest based on performance, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is 30. In the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the 30-month performance period. The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2013

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	5,000	(1)	112,850	40,000	(2)	902,800
	5,000	(3)	112,850	36,371	(4)	827,664
	26,666	(5)	601,852
	36,671	(6)	827,664

Mark J. Rittenbaum	2,666	(1)	60,172	11,250	(2)	253,913
	7,500	(5)	169,275	10,063	(4)	227,122
	10,063	(6)	227,122

Alejandro Centurion	2,000	(1)	45,140	10,000	(2)	225,700
	6,667	(5)	150,474	8,955	(4)	202,114
	8,954	(6)	202,092

William G. Glenn	1,666	(1)	37,602	9,000	(2)	203,130
	6,000	(5)	135,420	7,619	(4)	171,961
	7,619	(6)	171,961

James T. Sharp	1,666	(1)	37,602	7,000	(2)	157,990
	4,666	(5)	105,312	6,018	(4)	135,826
	6,017	(6)	135,804

(1)

Time-based restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 25, 2011 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(2)

Performance-based restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on April 2, 2012 and subject to vesting contingent on the achievement of performance targets as of August 31, 2014. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(3)	Time-based restricted stock award for Mr. Furman granted on July 6, 2011 and vests over a period of three years in annual increments of 33 percent of the award beginning one year from grant date.

(4)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 28, 2013 and subject to vesting contingent on the achievement of performance targets as of August 31, 2015. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Time-based restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on April 2, 2012 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(6)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 28, 2013 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

STOCK VESTED DURING FISCAL 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting of Shares During the Year Ended August 31, 2013 ($)
William A. Furman	52,756		1,299,725
Mark J. Rittenbaum	18,429		433,951
Alejandro Centurion	13,769		330,732
William G. Glenn	12,121		289,524
James T. Sharp	12,955		305,989
Timothy A. Stuckey	24,833	(1)	560,678

(1)	Includes acceleration of 18,322 shares unvested stock valued at $22.64 per share on August 28, 2013, the date Mr. Stuckey’s employment with the Company terminated.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William A. Furman	-0-	-0-	-0-	-0-	-0-
Mark J. Rittenbaum	-0-	112,493	6,082	-0-	118,575
Alejandro Centurion	-0-	151,502	12,112	-0-	182,171
William G. Glenn	-0-	-0-	-0-	-0-	-0-
James T. Sharp	-0-	112,494	5,946	-0-	118,440
Timothy A. Stuckey	-0-	175,470	7,496	-0-	182,966

(1)	Represents Company contributions to the target benefit component under the Company’s Nonqualified Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2013 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	347,414	N/A	1,384,997	(1)
Equity compensation plans not approved by security holders	None	N/A	None

(1)	Represents shares available for issuance under the Company’s 2010 Restated Stock Incentive Plan.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered upon Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with all of the Named Executive Officers except Mr. Glenn provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Mr. Glenn has a change of control agreement that provides for substantially the same benefits upon his termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30 percent or more of our stock, consummation of a merger or consolidation that results in 50 percent or more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” is defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control (as defined in the applicable agreement) had occurred on August 31, 2013 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.” Mr. Stuckey is not included in the table below because of his retirement prior to August 31, 2013.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Supplemental Retirement Benefits(4)(5) ($)	Other(6) ($)	Total ($)	280G Capped Amount(7) ($)
William A. Furman	5,170,625	5,209	3,385,681	407,000	26,400	8,994,915	5,437,379
Mark J. Rittenbaum	1,739,891	24,360	937,603	425,796	26,400	3,154,050	2,413,197
Alejandro Centurion	1,772,165	48,836	825,520	522,526	26,400	3,195,447	2,358,295
William G. Glenn	1,389,061	29,511	720,073	-0-	-0-	2,138,645	1,554,721
James T. Sharp	1,417,763	38,686	572,533	308,093	26,400	2,363,475	1,781,519

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Mr. Rittenbaum, Mr. Centurion and Mr. Sharp, and the change of control agreement with Mr. Glenn provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum, Centurion and Sharp also provide that we will pay the cost of life, accident and health insurance benefits paid for by us at the time of termination for up to 24 months following the termination of employment. The employment agreement with Mr. Furman further provides for continuation of health insurance benefits for Mr. Furman and his spouse until he reaches age 75. The change of control agreement with Mr. Glenn provides that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2013.

(3)

Restricted Stock Acceleration. Under their employment agreements, in the event of the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” during the two-year period following the change of control of the Company, all unvested shares and RSUs held by Messrs. Furman, Rittenbaum, Centurion and Sharp will vest, with performance-based shares and RSUs vesting at the target performance level. Under Mr. Glenn’s change of control agreement, restricted stock and RSU awards will vest upon termination of Mr. Glenn’s employment by the Company other than for cause or disability or Mr. Glenn’s termination of his employment for “good reason” during the change of control period, with performance-based shares and RSUs vesting at the target level.

The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $22.57 per share, which was the closing price of our Common Stock on August 30, 2013. The expense that the Company would record would differ from the amount above as under FASB ASC Topic 718 the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Income Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Supplemental Retirement Benefits. The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within twenty-four months following a change of control of the Company by the Company without cause or by the executive for good reason, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each named executive officer, assuming that the executive terminated employment as of August 31, 2013 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum, Centurion and Sharp with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each named executive, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(7)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the Named Executive Officers other than Mr. Glenn if the officer’s employment had been terminated on August 31, 2013, either by us without “cause” or by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company. Mr. Glenn does not have an employment agreement with the Company. In the case of Mr. Stuckey, the amounts in the table below are amounts he received or will receive as severance and post-termination benefits, following his termination of employment. Mr. Stuckey’s employment agreement was not renewed by the Company and Mr. Stuckey’s employment ended as of August 28, 2013. Under the terms of his employment agreement, Mr. Stuckey was entitled to treat non-renewal of his employment agreement as a termination without cause.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4)(5) ($)	Other(6) ($)	Total ($)
William A. Furman	3,447,083	5,209	3,385,681	407,000	39,600	7,284,573
Mark J. Rittenbaum	1,391,913	24,360	937,603	235,211	26,400	2,615,487
Alejandro Centurion	1,417,732	48,836	825,520	316,776	26,400	2,635,264
William G. Glenn	-0-	-0-	-0-	-0-	-0-	-0-
James T. Sharp	1,134,210	38,686	572,533	235,214	26,400	2,007,043
Timothy A. Stuckey	1,072,237	9,281	415,036	366,891	26,400	1,889,845

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Rittenbaum, Centurion, Sharp and Stuckey provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum, Centurion, Sharp and Stuckey also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2013, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above, except that for Mr. Stuckey, his severance is based on a bonus payment prorated through his termination of employment on August 28, 2013. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion, Rittenbaum, Sharp and Stuckey provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment by the Company without cause or by the executive for good reason, except to the extent similar benefits are provided by a subsequent employer. In addition, pursuant to his employment agreement, following Mr. Furman’s termination of employment for any reason, the Company will provide Mr. Furman and his spouse with health insurance benefits until Mr. Furman attains age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2013.

(3)

Restricted Stock/RSU Acceleration. Under the terms of employment agreements with each Named Executive Officer other than Mr. Glenn, in the event of termination of the executive’s employment by the Company without cause, all unvested shares of restricted stock and RSUs will immediately vest, with performance-based shares and RSUs vesting at the target performance level. Information regarding unvested restricted stock and RSUs held by the Named Executive Officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $22.57 per share, which was the closing price of our Common Stock on August 30, 2013, except for Mr. Stuckey, for whom the amount of restricted stock acceleration represents acceleration of 18,332 shares multiplied by $22.64 per share, the stock price on August 28, 2013, his date of termination of employment. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Supplemental Retirement Benefit. The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Rittenbaum, Centurion, Sharp and Stuckey will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2013.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum, Centurion, Sharp and Stuckey with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. Mr. Stuckey executed such a release in connection with the receipt of severance benefits. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum, Centurion and Sharp is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the Named Executive Officers, other than Mr. Stuckey, if each officer’s employment terminated on August 31, 2013 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit(3) ($)	Total ($)
William A. Furman	5,209	2,362,429	407,000	2,774,638
Mark J. Rittenbaum	N/A	N/A	N/A	N/A
Alejandro Centurion	N/A	N/A	N/A	N/A
William G. Glenn	N/A	N/A	N/A	N/A
James T. Sharp	N/A	N/A	N/A	N/A

(1)

Insurance Continuation. The Company is required to provide health insurance benefits at the Company’s expense for Mr. Furman until he attains age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2013.

(2)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Performance-based restricted shares granted in 2012 vest at retirement based upon the time-adjusted achievement of performance goals as of the date of retirement. Performance-based restricted shares granted in 2011 vest on a prorated basis at the target level upon retirement, if the Company’s time-adjusted performance as of that time equals or exceeds target level. For grants made in 2012 and later, retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, except as otherwise determined at the discretion of the CEO; retirement age is 62 for grants made in 2011. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs, multiplied by a stock price of $22.57 per share, which was the closing price of our Common Stock on August 30, 2013, plus the value of the pro rata portion of performance-based shares and RSUs that would have accelerated if the executive had retired on August 31, 2013, assuming that time-adjusted performance goals had been met as of that date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(3)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the Named Executive Officers, other than Mr. Stuckey, if each officer’s employment terminated on August 31, 2013 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit(4) ($)	Total ($)
William A. Furman	935,542	5,209	3,385,681	407,000	4,773,432
Mark J. Rittenbaum	-0-	-0-	937,603	-0-	937,603
Alejandro Centurion	-0-	-0-	825,520	-0-	825,520
William G. Glenn	-0-	-0-	720,073	-0-	720,073
James T. Sharp	-0-	-0-	572,533	-0-	572,533

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2013, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until such time that Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2013.

(3)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with Performance based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $22.57 per share, which was the closing price of our Common Stock on August 30, 2013. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

Compensation of Directors

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Adjustments to director compensation for directors who are not our employees were made during fiscal 2012 in order to achieve approximately a 60/40% ratio of equity to cash director compensation, while providing total compensation that approximates the market median.

Our non-employee directors receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $80,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting with such shares vesting one year from the date of grant. The annual cash retainer fee for directors who are not our employees (other than the Chairman of the Board) is $55,000, and the annual retainer fee for the Chairman of the Board is $130,000. The chairman of each committee of the Board receives an additional annual retainer fee for such service. The annual retainer for the Audit Committee chairman is $15,000, and the annual retainer for each other committee chairman is $10,000. All annual retainer fees are paid quarterly.

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Benjamin R. Whiteley	155,000	80,017		—		—		235,017
Graeme A. Jack	85,000	80,017		—		—		165,017
Duane C. McDougall	95,000	80,017		—		—		175,017
Victoria McManus	77,500	80,017		—		—		157,517
A. Daniel O’Neal, Jr.	65,000	80,017		—		104,400	(3)	249,417
Wilbur L. Ross, Jr.	37,500	-0-	(4)	—		—		37,500
Charles J. Swindells	77,500	80,017		—		—		157,517
Wendy L. Teramoto	65,000	80,017		—		—		145,017
C. Bruce Ward	65,000	80,017		73,358	(5)	109,200	(6)	327,575
Donald A. Washburn	90,000	80,017		—		—		170,017

(1)

The annual cash retainer fees were decreased from $75,000 for directors other than the Chairman, and $150,000 for the Chairman in January 2013, in order to weight director compensation more heavily toward equity.

(2)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $80,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting, with such shares vesting one year from the date of grant. The aggregate number of shares received as stock awards outstanding as of August 31, 2013 for each of the directors receiving stock awards is: Mr. Whiteley, 33,228 shares; Mr. Jack, 29,917 shares; Mr. McDougall, 35,228 shares; Ms. McManus, 9,540 shares; Mr. O’Neal, 9,664 shares; Mr. Swindells, 26,131 shares; Ms. Teramoto, 15,478 shares; Mr. Ward, 31,230 shares; and Mr. Washburn, 33,228 shares.

(3)	Mr. O’Neal received from the Company $91,200 in consulting fees during 2013 and an automobile allowance of $13,200.

(4)	Mr. Ross did not stand for re-election and left the Board of Directors in January 2013.

(5)

Mr. Ward participated in the Gunderson LLC Nonqualified Deferred Compensation plan while he was an employee of Gunderson LLC, a manufacturing subsidiary of the Company. Amount represents Mr. Ward’s pro rata interest in the earnings in the plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(6)	Mr. Ward also received from the Company $96,000 in consulting fees during 2013 and an automobile allowance of $13,200.

No restricted stock grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004, as amended). In that case, the non-employee director would receive $80,000 in cash in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan.

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2013, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation Committee reviewed the executive compensation structure, including the structure of its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the performance metrics based on profitability and growth for vesting of restricted stock unit awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For the fiscal year 2013, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Graeme A. Jack, Victoria McManus, Donald A. Washburn and Benjamin R. Whiteley. Charles J. Swindells served as a member of the Audit Committee until January 9, 2013. Each member of the Audit Committee who served during fiscal 2013 is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2013, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2013, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, regarding “Communication with Audit Committees” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2013 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 for filing with the SEC.

October 28, 2013

Duane C. McDougall, Chairman

Graeme A. Jack

Victoria McManus

Donald A. Washburn

Benjamin R. Whiteley

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 12, 2013, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of(2) Class
William A. Furman	1,929,422		6.9%
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Graeme A. Jack	29,917		(3)
Duane C. McDougall	32,739		(3)
Victoria McManus	16,206		(3)
A. Daniel O’Neal, Jr.	20,475		(3)
Charles J. Swindells	26,131		(3)
Wendy L. Teramoto	15,478		(3)
C. Bruce Ward	56,230		(3)
Donald A. Washburn	43,228		(3)
Benjamin R. Whiteley	61,228		(3)
Alejandro Centurion	47,291		(3)
William G. Glenn	34,912		(3)
Mark J. Rittenbaum	128,679		(3)
James T. Sharp	25,674		(3)
Timothy A. Stuckey	18,332		(3)
All directors and executive officers as a group (20 persons)(5)	2,570,637	(4)	9.2%
Dimensional Fund Advisors LP	1,887,823	(5)	6.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
PAR Investment Partners, L.P.	1,649,700	(6)	5.9%
PAR Capital Management, Inc.
One International Place, Suite 2041
Boston, MA 02110

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 12, 2013, which is 28,071,146 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 12, 2013.

(3)	Less than one percent.

(4)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(5)

As reported in Amendment 4 to Schedule 13G dated December 31, 2012 and filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,855,538 shares reported and sole dispositive power with respect to all 1,877,823 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 4 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)	As reported in Schedule 13G dated December 31, 2012 and filed with the SEC on February 14, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2013 were complied with.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis.” They are also designed to attract, retain and motivate highly qualified executives and employees. At our 2013 annual meeting, our second advisory vote on executive compensation passed by a vote of approximately 90% of votes cast, a significant improvement over the 52% favorable vote in 2012. We believe that the improved result in 2013 is a direct result of the actions we took in 2012 in response to the feedback we received from shareholders. Those actions included eliminating all tax-gross-up payments under the Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified “single trigger” change of control provisions in agreements with the Company’s executive officers; and adopting stock ownership guidelines for our executive officers and non-employee directors. During fiscal 2013, we adopted an incentive compensation claw-back policy in order to further align our compensation policies with current best practices. In addition, in October 2013 we amended our Policy Regarding Trading in Company Securities, which already prohibits directors and executive officers from hedging Company stock, to further restrict directors and executive officers from pledging Company stock except in very limited circumstances with approval of the CEO or Chairman of the Board. We also amended the 2010 Amended and Restated Stock Incentive Plan to eliminate certain features that we do not utilize in our equity incentive program, and that are considered disfavored practices, including authority to grant re-load stock options, stock option and stock appreciation rights share recycling, cash-out of underwater stock options, company loans to pay stock option exercise price, and automatic vesting of stock options in a change of control. All of these changes have served to further strengthen the link between pay and performance in our compensation programs and practices, and to further align the interests of our named executive officers and our shareholders.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

PROPOSAL NO. 3

APPROVAL OF THE GREENBRIER COMPANIES, INC. UMBRELLA

PERFORMANCE-BASED PLAN FOR EXECUTIVE OFFICERS

The Compensation Committee of the Board of Directors has approved the adoption of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”), and submits the Umbrella Plan for shareholder approval in order to satisfy shareholder approval requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), with respect to performance-based compensation paid to certain executive officers of the Company.

The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Umbrella Plan, which is attached as Appendix A to this proxy statement.

General

The purpose of the Umbrella Plan is to enable the Company to grant to its executive officers cash bonus awards under its annual short-term incentive program for executive officers and long-term equity-based incentive awards under its 2010 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) that may qualify as “performance-based” compensation under Section 162(m). Such cash and equity-based incentives align the interests of our executive officers with the interests of our shareholders and allow the Company to attract, retain and motivate highly competent persons as executive officers of the Company by providing them with incentives based upon the achievement of corporate, business unit or individual goals and objectives established annually by the Compensation Committee.

We may not deduct for federal income tax purposes compensation paid to certain “covered employees” (generally the CEO and the three next most highly paid executive officers other than the CFO) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one year. However, compensation that qualifies as “performance-based” under Section 162(m) is exempt from the $1 million limit, and we can claim a federal income tax deduction for such compensation even if the executive officer’s compensation exceeds $1 million in a single year. The Umbrella Plan is intended to enable cash bonus awards under the annual short-term incentive program and the Stock Incentive Plan to qualify as “performance-based” compensation under Section 162(m) in order to maximize the deductibility of compensation paid to our executive officers. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to, and approved by, our shareholders. Technical operational requirements of Section 162(m) must also be satisfied, in addition to the shareholder approval requirement, in order for compensation to be exempt as qualified performance-based compensation.

Administration

The Compensation Committee is responsible for the administration of the Umbrella Plan. The Compensation Committee is comprised of two or more “outside directors” within the meaning of Section 162(m).

Performance-Based Annual Short-Term Incentive Program Awards

The structure of the annual short-term incentive program under the Umbrella Plan is determined each year at the discretion of the Compensation Committee. On October 28, 2013, the Compensation Committee approved the structure of the Company’s annual incentive program for 2014.

The treatment of personal goals under the Company’s short-term incentive program was modified for the 2014 fiscal year, in order to enable bonuses to fully qualify as “performance-based compensation” under Internal Revenue Section 162(m), and thereby be fully deductible by the Company. Whereas in prior years achievement of personal goals could result in an additional bonus award of up to 25% of the target amount, under the 2014 program the Compensation Committee may adjust downward (but not upward) by up to 20% the bonus award earned based on achievement of performance goals, to reflect individual performance or failure to fully achieve personal goals. In order to maintain a comparable level of total cash compensation in view of the elimination of the 25% additional bonus opportunity under the new program design, payout levels as a percentage of salary were increased at the target level by 10% for our named executive officers other than Mr. Furman and by 15% for Mr. Furman. Threshold payouts remain at 60% of target, and stretch payouts remain at 200% of target. In addition, on October 28, 2013 the Compensation Committee approved base salary increases for our named executive officers effective January 1, 2014 in the range of approximately 5% to 10%.

The table below sets forth the 2014 target awards (expressed as a percentage of base salary to be paid in 2014) for the named executive officers specified in the “Compensation Discussion and Analysis” section of the proxy, other than Mr. Stuckey who retired during fiscal 2013. The amounts actually payable under the 2014 program, if any, will vary based on the extent of achievement of certain performance goals and are therefore not determinable.

Name	Target Award
William A. Furman	115%
Mark J. Rittenbaum	80%
Alejandro Centurion	90%
William G. Glenn	80%
James T. Sharp	80%

The maximum award opportunities under the 2014 annual incentive program, expressed as a percentage of base salary paid in 2014, are 230% for Mr. Furman; 180% for Mr. Centurion; and 160% for each of Messrs. Rittenbaum, Glenn and Sharp. Effective January 1, 2014, the annual base salaries for the named executive officers are $850,000 for Mr. Furman, $415,000 for Mr. Rittenbaum, $435,000 for Mr. Centurion, $345,000 for Mr. Glenn, and $305,000 for Mr. Sharp. As explained below, neither directors nor non-executive employees of the Company are eligible for awards under the Umbrella Plan. The target award percentages for our other executive officers under the 2014 program range from 40% to 65% and the maximum award percentages range from 80% to 130%.

Because the structure of the annual incentive program under the Umbrella Plan for subsequent years will be determined at the discretion of the Compensation Committee, the benefits to be paid for subsequent years under the Umbrella Plan, if any, are likewise not determinable.

Eligibility

At the beginning of each award year, the Compensation Committee will designate which employees are eligible to participate in the annual incentive program under the Umbrella Plan for that award year. Only “Covered Executives” (as defined in the Umbrella Plan) who have a direct, significant and measurable impact on the attainment of the Company’s goals and objectives are eligible to participate in the Umbrella Plan. “Covered Executive” is defined as an employee who (i) would be treated as a “covered employee” under Section 162(m), or (ii) would be treated as an executive officer of the Company under applicable Securities and Exchange Commission reporting rules. As of October 28, 2013, approximately 11 employees of the Company met the definition of “Covered Executive.”

Establishment and Calculation of Annual Incentive Program Awards

The award year for purposes of the annual incentive program is the fiscal year. Within 90 days after the commencement of each award year, the Compensation Committee will establish the applicable performance goals, as well as an objective formula or standard for computing the amount of an award if the performance goals are achieved and determine the individual employees to whom such performance goals will apply. Following the end of each award year, the Compensation Committee will determine the extent to which performance goals were met for each participant, and will calculate the award amounts payable based on the extent to which the relevant performance goals were achieved. If minimum performance goals are not achieved, no payment will be made.

If a participant’s employment terminates prior to payment of an award due to the participant’s death, disability or retirement, the Company will pay an award to the participant, or the participant’s estate, at such time as awards are payable generally to other participants. The award paid to such participant, or his or her estate, will be pro-rated to reflect the number of full and partial months for which the participant was employed by the Company during the award year.

If a participant voluntarily resigns prior to payment being made under an award, the participant will forfeit all rights to any payment. Unless a participant’s individual employment agreement provides to the contrary, if a participant’s employment is terminated by the Company with or without cause prior to payment being made under an award, the participant will forfeit all rights to any payment, provided, however that in the case of termination without cause the Company may pay such a participant an award in respect of the award year based on the extent to which the relevant performance goals were achieved, in the sole discretion of Compensation Committee.

Annual incentive program awards earned will be paid in cash as soon as administratively possible following the date on which the award amounts are determined, and within the time limits required for awards to qualify from exclusion from Internal Revenue Code Section 409A as “short-term deferrals.”

Performance-Based Long-Term Equity Incentive Awards

The Compensation Committee may grant performance-based awards to Covered Executives under the Stock Incentive Plan. Such performance-based awards will be based on achievement of goals that relate to one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole. Performance-based awards may also include comparisons to the performance of other companies with respect to one or more business criteria.

Establishment and Calculation of Long-Term Equity Incentive Awards

Each year, the Compensation Committee will designate the Covered Executives eligible to receive performance-based long-term equity incentive awards, the type of awards to be granted, e.g., restricted stock awards, restricted stock unit awards, or other forms of equity awards under the Stock Incentive Plan. Within 90 days after the commencement of the applicable performance period, the Compensation Committee will establish the material terms and conditions applicable to the equity incentive awards, including the number of shares underlying the awards, the relevant performance goals, the performance measurement period or periods, and the payout levels based upon achievement of performance goals.

Following the end of each performance period, the Compensation Committee will determine the extent to which performance goals were met for each participant, and will calculate the award amounts payable based on the extent to which the relevant performance goals were achieved. If minimum performance goals are not achieved, no payment will be made.

Business Criteria for All Performance-Based Awards

The business criteria to be used for performance-based awards, either individually or in combination, are as follows: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) market share; (5) operating profit; (6) earnings before interest and taxes; (7) earnings before interest, taxes, depreciation and amortization; (8) gross margin; (9) expense targets; (10) working capital targets relating to inventory, accounts receivable and/or accounts payable; (11) operating margin; (12) return on equity; (13) return on assets; (14) planning accuracy (as measured by comparing planned results to actual results); (15) market price per share; (16) total return to shareholders; (17) cash flow and/or cash flow return on equity; (18) recurring after-tax net income; (19) gross revenues; (20) return on invested capital; (21) safety; (22) cost management; (23) productivity ratios; (24) operating efficiency; (25) accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; (26) bond ratings; (27) economic value added; (28) book value per share; (29) strategic initiatives; (30) employee satisfaction; (31) cash management or asset management metrics; (32) total equity/ total capital; (33) dividend yield; (34) dividend payout ratio; (35) pre-tax interest coverage; (36) P/E ratio; (37) capitalization targets; (38) customer value/satisfaction; (39) inventory; (40) inventory turns; (41) budget-to-actual performance; (42) funds from operations; (43) interest coverage; (44) funds from operations/average total debt; (45) funds from operations/capital expenditures; (46) total debt/total capital; (47) resolution and/or settlement of litigation and other legal proceedings, (48) corporate responsibility; (49) economic strength; (50) on-time delivery; and (51) quality standards.

The Compensation Committee will not revise performance goals for performance-based awards or increase the amount payable upon attainment of such performance goals once such goals and amounts have been established each year. However, the Compensation Committee may adjust downward, but not upward, the amount payable pursuant to a performance-based award. The Compensation Committee may also waive the achievement of performance goals in the case of the death or disability of the participant, or under other conditions where such waiver will not jeopardize the treatment of other awards as performance-based under Section 162(m). In determining the attainment of performance goals, the Compensation Committee may disregard or offset the effect of extraordinary, unusual or non-recurring items, restructuring charges, gains or losses on the disposition of a business or major asset, changes in tax or accounting regulations or laws, resolution and/or settlement of litigation, or the effect of a merger or acquisition or such other factors as will not jeopardize the treatment of awards as performance-based under Section 162(m).

Annual Limit on Performance-Based Awards

No performance-based award to a participant for an award year will result in a payment in excess of $5 million or an award covering in excess of 500,000 shares.

Vote Required and Board of Directors Recommendation

The Umbrella Plan will not become effective until the Umbrella Plan has been approved by the shareholders of the Company. The proposal is being submitted to shareholders for this purpose. The favorable vote of a majority of the outstanding shares of Common Stock present or represented either in person or by proxy entitled to vote, and actually voted at the Annual Meeting will be required for approval, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore will not be counted in determining whether the proposal receives the necessary majority vote for approval.

The Board of Directors recommends a vote FOR the approval of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers. The enclosed proxy will be voted for or against approval of the Umbrella Plan, or as an abstention, in accordance with the instructions specified in the proxy form. If no instructions are given on a properly executed and returned proxy, the proxy will be voted for approval of the Umbrella Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2012 and 2013, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2014. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2014. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2014.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2013 and 2012.

Audit and audit-related fees paid to KPMG for the years ended August 31, 2013 and 2012 aggregated $1,833,140 and $1,809,415, and were composed of the following:

	FY2013	FY2012
Audit Fees	$1,730,140	$1,701,415
Audit-Related Fees	103,000	108,000

Total Audit and Audit-Related Fees	1,833,140	1,809,415
Tax Fees	929,000	479,000
All Other Fees	0	0

Total Audit, Audit-Related and Tax Fees	$2,762,140	$2,288,415

Audit Fees.    This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2013 and 2012 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees.    This category consists of fees billed for the benefit plan audit and SSAE 16 audits for the years ended August 31, 2013 and 2012.

Tax Fees.    This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix B. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2014 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 26, 2013 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2015 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 23, 2014. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated by a shareholder as a director for the 2015 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 23, 2014. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice, and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a   director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2015 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 23, 2014 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2013 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 20, 2013

APPENDIX A

THE GREENBRIER COMPANIES, INC.

UMBRELLA PERFORMANCE-BASED PLAN

FOR EXECUTIVE OFFICERS

Section 1. Purpose.

The purpose of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers is to enable the Company to grant performance-based awards to executive officers of the Company that qualify as “performance-based” compensation under Section 162(m) of the Code, including both short-term cash incentive awards made under the Company’s Annual Incentive Program and long-term equity-based incentive awards made under the Company’s 2010 Amended and Restated Stock Incentive Plan.

Section 2. Definitions.

2.1 “Affiliate” means any entity that controls, is controlled by or is under common control with the Company.

2.2 “Annual Incentive Program” means the Company’s annual short-term cash incentive program for executive officers, pursuant to which a Participant may receive a cash payment based upon achievement of pre-established performance goals and/or assessment of individual contribution in a particular Award Year.

2.3 “Award” means a contingent right to receive cash at the end of an Award Year under the Annual Incentive Program, or an equity-based award made under the Stock Incentive Plan, as applicable in context.

2.4 “Award Year” means any fiscal year of the Company for which the Company adopts an Annual Incentive Program under this Umbrella Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Company” means The Greenbrier Companies, Inc.

2.8 “Committee” means the Compensation Committee of the Board, which shall be constituted in compliance with the requirements under Code section 162(m) and SEC rules.

2.9 “Covered Executive” means an Employee who (i) would be treated as a “covered employee” under Code section 162(m), or (ii) would be treated as an executive officer of the Company under applicable SEC reporting rules.

2.10 “Employee” means any employee of the Company or an Affiliate, excluding any person characterized on the Company’s or an Affiliate’s payroll records as a temporary or contract employee.

2.11 “Extraordinary Items” has the meaning as set forth in Section 3.4.

2.12 “Measurement Period” means the period during which achievement of performance goals is measured under a Performance-Based Award granted pursuant to the Stock Incentive Plan. Unless a different period is established by the Committee, the Measurement Period shall be a 30-month period beginning March 1 and ending August 31.

2.13 “Participant” means a Covered Executive selected to participate in the Annual Incentive Program for an Award Year or a Covered Executive selected to receive an Award under the Stock Incentive Plan.

2.14 “Retirement” means a Participant’s termination of employment either (i) on or after age 65, or (ii) prior to age 65 with the permission of the Company’s Chief Executive Officer.

2.15 “Stock Incentive Plan” means The Greenbrier Companies, Inc. 2010 Amended and Restated Stock Incentive Plan, as amended from time to time.

2.16 “Umbrella Plan” means this Umbrella Performance-Based Plan for Executive Officers.

Section 3. Annual Incentive Program.

3.1 Performance-Based Awards. The Committee may grant Awards to Covered Executives under the Annual Incentive Program in a manner such that the Awards qualify for the performance-based compensation exemption of Section 162(m) of the Code (“Performance-Based Awards”). Such Performance-Based Awards shall be based on achievement of performance goals for one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more business criteria.

3.2 Establishment of Annual Incentive Program and Performance Goals. The Committee will establish in writing the material terms and conditions applicable to the Annual Incentive Program each Award Year, including, without limitation, the business criteria, Award amounts payable based on achievement of performance goals, and the potential effect of individual Participant contributions during the Award Year. With respect to Performance-Based Awards, the Committee shall establish in writing no later than ninety (90) days after the commencement of the Award Year: (i) the applicable performance goals, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of an Award if such performance goals are obtained, and (ii) the individual Employees or class of Employees to which such performance goals shall apply.

3.3 Business Criteria. The business criteria to be used for Performance-Based Awards, either individually or in combination, and/or as compared to industry peers or benchmarks, are as follows: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) market share; (5) operating profit; (6) earnings before interest and taxes; (7) earnings before interest, taxes, depreciation and amortization; (8) gross margin; (9) expense targets; (10) working capital targets relating to inventory, accounts receivable, and/or accounts payable; (11) operating margin; (12) return on equity; (13) return on assets; (14) planning accuracy (as measured by comparing planned results to actual results); (15) market price per share; (16) total return to shareholders; (17) cash flow and/or cash flow return on equity; (18) recurring after-tax net income and/or earnings per share; (19) gross revenues; (20) return on invested capital; (21) safety; (22) cost management; (23) productivity ratios; (24) operating efficiency; (25) accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; (26) bond ratings; (27) economic value added; (28) book value per share; (29) strategic initiatives; (30) employee satisfaction; (31) cash management or asset management metrics; (32) total equity/ total capital; (33) dividend yield; (34) dividend payout ratio; (35) pre-tax interest coverage; (36) P/E ratio; (37) capitalization targets; (38) customer value/satisfaction; (39) inventory; (40) inventory turns; (41) budget-to-actual performance; (42) funds from operations; (43) interest coverage; (44) funds from operations/average total debt; (45) funds from operations/capital expenditures; (46) total debt/total capital; (47) resolution and/or settlement of litigation and other legal proceedings, (48) corporate responsibility; (49) economic strength; (50) on-time delivery; and (51) quality standards.

3.4 Other Requirements. With respect to any Annual Incentive Program Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount payable thereunder upon the attainment of such performance goal (in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder). Notwithstanding the preceding sentence, (i) the Committee may adjust downward, but not upward, the amount payable pursuant to such Award upon attainment of the performance goals, (ii) the Committee may waive the achievement of the applicable performance goals in the case of the death or Disability of the Participant, a change of control of the Company, or under such other conditions where such waiver will not jeopardize the treatment of any Awards as “qualified performance-based compensation” under Section 162(m), and (iii) the Committee may disregard or offset the effect of any “Extraordinary Items” in determining the attainment of performance goals. For this purpose, “Extraordinary Items” means extraordinary, unusual and/or non-recurring items, including but not limited to, (i) restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business or major asset, (iii) the effect of changes in tax laws and other laws, accounting principles, or provisions affecting reported results, (iv) resolution and/or settlement of litigation and other legal proceedings, (v) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the

Company’s annual report to shareholders for the applicable year, (vi) the effect of a merger or acquisition, or (vii) foreign exchange gains and losses. Performance-Based Awards shall otherwise comply with the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations there under.

3.5 Dollar Limit. No Performance-Based Award to a Participant for an Award Year shall result in a payment in excess of $5 million.

3.6 Determination and Payment of Awards. As soon as administratively practicable following the end of each Award Year the Committee shall determine the extent to which performance goals were met for the Award Year for each Participant. In making such determination, the Committee may disregard or offset the effect of any “Extraordinary Items.” Annual Incentive Program Awards earned by each Participant shall be paid in cash as soon as administratively possible following the date the amounts are determined but in no event later than two and one-half months after the end of the Award Year.

3.7 Calculating Award Amounts. The Committee shall calculate the Annual Incentive Program Award amounts payable at the end of an Award Year for each Participant based on the extent to which the relevant performance goals were achieved during the Award Year. The Committee, in its discretion, may adjust an Award downward, but not upward, to reflect individual Participant contributions during the Award Year.

3.8 Certification of Performance. No Performance-Based Awards shall be payable to any Participant until the Committee certifies in writing that the applicable performance goals (and any other material terms) have been satisfied.

3.9 Death, Disability and Retirement. If a Participant’s employment terminates prior to payment being made under an Award due to the Participant’s death, Disability, or Retirement, the Company shall pay an Award, based on the extent to which the relevant performance goals were achieved, to the Participant or the Participant’s estate at such time as Awards are payable generally to other Participants, which Award shall be pro-rated in accordance with the terms of the Annual Incentive Program.

3.10 Forfeiture of Award. If a Participant voluntarily resigns prior to payment being made under an Award, the Participant will forfeit all rights to any payment under the Award. If a Participant’s employment is terminated by the Company with or without cause prior to payment being made under an Award, the Participant will forfeit all rights to any payment under the Award, provided, however that in the case of a termination without cause the Company may pay such a Participant an Award in respect to the Award Year, based on the extent to which the relevant performance goals were achieved, in the sole discretion of the Chief Executive Officer of the Company (or of the Committee, in the case of the Chief Executive Officer or other named executive officer).

Section 4. Performance-Based Stock Incentive Plan Awards.

4.1 Performance-Based Equity Awards. The Committee may grant Awards to Covered Executives under the Stock Incentive Plan in a manner such that the Award qualifies for the performance-based compensation exemption of Section 162(m) of the Code (“Performance-Based Equity Awards”). Such Performance-Based Equity Awards shall be based on achievement of performance goals for one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole. In addition, Performance-Based Equity Awards may include comparisons to the performance of other companies, such performance to be measured by one or more business criteria.

4.2 Business Criteria. The business criteria to be used for Performance-Based Equity Awards, either individually or in combination, and/or as compared to industry peers or benchmarks, are as follows: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) market share; (5) operating profit; (6) earnings before interest and taxes; (7) earnings before interest, taxes, depreciation and amortization; (8) gross margin; (9) expense targets; (10) working capital targets relating to inventory, accounts receivable, and/or accounts payable; (11) operating margin; (12) return on equity; (13) return on assets; (14) planning accuracy (as measured by comparing planned results to actual results); (15) market price per share; (16) total return to shareholders; (17) cash flow and/or cash flow return on equity; (18) recurring after-tax net income and/or earnings per share; (19) gross revenues; (20) return on invested capital; (21) safety; (22) cost management; (23) productivity ratios;

(24) operating efficiency; (25) accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; (26) bond ratings; (27) economic value added; (28) book value per share; (29) strategic initiatives; (30) employee satisfaction; (31) cash management or asset management metrics; (32) total equity/ total capital; (33) dividend yield; (34) dividend payout ratio; (35) pre-tax interest coverage; (36) P/E ratio; (37) capitalization targets; (38) customer value/satisfaction; (39) inventory; (40) inventory turns; (41) budget-to-actual performance; (42) funds from operations; (43) interest coverage; (44) funds from operations/average total debt; (45) funds from operations/capital expenditures; (46) total debt/total capital; (47) resolution and/or settlement of litigation and other legal proceedings, (48) corporate responsibility; (49) economic strength; (50) on-time delivery; and (51) quality standards.

4.3 Establishment of Performance Goals. With respect to Performance-Based Equity Awards, the Committee shall establish in writing no later than ninety (90) days after the commencement of the Measurement Period: (i) the applicable performance goals, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the extent to which an Award will vest if such performance goals are obtained, (ii) the type of equity-based Award (e.g., restricted stock, restricted stock unit, stock option or stock appreciation right), and (iii) the individual Employees or class of Employees to which such performance goals shall apply. If stock options or stock appreciation rights are awarded, the exercise price applicable to such Awards will be at or above the fair market value of the underlying stock as of the date of the Award. The Committee may, in its discretion, grant Performance-Based Awards pursuant to which the size or number of shares issuable under the Awards is based upon the achievement of performance goals, but the underlying shares issued under the Awards are subject to time-based vesting.

4.4 Other Requirements. With respect to any Awards intended to qualify as Performance-Based Equity Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the number of shares or that shall vest or the amount payable thereunder upon the attainment of such performance goal (in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder). Notwithstanding the preceding sentence, (i) the Committee may adjust downward, but not upward, the amount payable pursuant to such Award upon attainment of the performance goals, (ii) the Committee may waive the achievement of the applicable performance goals in the case of the death or Disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Awards as “qualified performance-based compensation” under Section 162(m), and (iii) the Committee may disregard or offset the effect of any “Extraordinary Items”, as defined in Section 3.4 above, in determining the attainment of performance goals.

4.5 Dollar Limit. No Performance-Based Equity Award to a Participant shall result in an award covering in excess of 500,000 shares in any Award Year.

4.6 Determination at Year End. Following the end of each Measurement Period the Committee shall determine the extent to which performance goals were met for the Measurement Period for each Participant. Such determination shall be made not later than two and one-half months after the end of the Measurement Period. In making such determination, the Committee may include or exclude the impact of any Extraordinary Items.

4.7 Calculating Award Amounts. The Committee shall calculate the Award amounts vested and/or payable at the end of a Measurement Period for each Participant based on the extent to which the relevant performance goals were achieved during the Measurement Period. No Performance-Based Equity Awards shall vest or be payable to any Participant until the Committee determines that the applicable performance goals (and any other material terms) have been satisfied, which determination shall be reduced to writing and reflected in the resolutions of the Committee.

4.8 Vesting and Forfeiture. The terms and conditions regarding vesting and forfeiture of unvested Performance-Based Awards upon termination of employment shall be set forth in the individual agreements between the Participant and the Company.

Section 5. Administration.

5.1 Duties. The Committee shall be responsible for the administration of the Umbrella Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including without limitation, the right, power, authority and duty to:

(a) make rules, regulations and procedures for the administration of the Umbrella Plan which are not inconsistent with the terms and provisions hereof;

(b) construe and interpret all terms, provisions, conditions and limitations of the Umbrella Plan; and

(c) correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Umbrella Plan, in such manner and to such extent as it shall deem expedient to carry the Umbrella Plan into effect.

All decisions, determinations, and interpretations of the Committee will be final and binding.

5.2 Liability. No member of the Board, officer of the Company, or designee of any thereof shall be personally liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Umbrella Plan or any transaction under the Umbrella Plan.

Section 6. Effective Date.

This Umbrella Plan is effective as of April 1, 2013.

THE GREENBRIER COMPANIES, INC.

APPENDIX B

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6. Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

Amended on July 10, 2007.

Amended on April 5, 2011.

THE GREENBRIER COMPANIES

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Graeme A. Jack 02 - Victoria McManus 03 - Wendy L. Teramoto

For Against Abstain For Against Abstain

2. Advisory vote on the compensation of the Company’s named executive officers. 3. Approval of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers.

4. Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2014.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3 3 B V 1 7 6 0 9 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01QDEA

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Wednesday, January 8, 2014.

Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.

Sherrill A. Corbett Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 8, 2014: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THE GREENBRIER COMPANIES

Proxy — The Greenbrier Companies, Inc.

Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Wednesday, January 8, 2014 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE, FOR APPROVAL OF THE GREENBRIER COMPANIES, INC. UMBRELLA PERFORMANCE-BASED PLAN FOR EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2014. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.